EXHIBIT 99.2

                                      PROXY
                      SECOND NATIONAL FINANCIAL CORPORATION
                         Special Meeting of Shareholders
                             Held September 10, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned Shareholder hereby constitutes and appoints O. R. Barham, Jr. and Taylor Gore, or either of them, proxies of the undersigned, with full power of substitution, to vote the shares of common stock of the undersigned at the Special Meeting of Shareholders of Second National Financial Corporation ("SNFC") to be held at the Holiday Inn, Highway 29 Business, Culpeper, Virginia on Thursday, September 10, 1998 at 4:00 p.m.and at any adjournment of adjournments thereof, with all powers the undersigned would possess if personally present:

ITEM 1. THE AFFILIATION. To consider and vote upon a proposal for SNFC to affiliate with Virginia Heartland Bank ("VHB") pursuant to an Agreement and Plan of Reorganization and the related Plan of Merger, dated as of April 18, 1998 (the "Agreement"), between VHB and SNFC. The Agreement contemplates a merger of equals transaction pursuant to which (i) SNFC will amend its articles of incorporation (the "Amendment") to change its name to "Virginia Commonwealth Financial Corporation" (referred to on and after the effective date as the "Holding Company"), (ii) VHB will merge (the "Merger") with and into a Virginia chartered interim bank to be formed as a wholly-owned subsidiary of SNFC, and
(iii) each share of the $5.00 par value common stock of VHB ("VHB Stock") issued and outstanding at the effective time of the Merger will be exchanged for 1.15 shares of the $2.50 par value common stock of Holding Company (the "Holding Company Stock") and cash in lieu of any fractional share, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. The Agreement provides that VHB and SBT, SNFC's current sole banking subsidiary, will operate as separate bank subsidiaries of the Holding Company following the Merger. The Agreement also contains provisions regarding the Boards of Directors and Senior Management of the Holding Company. A copy of the Agreement and the Amendment are set forth in Appendices A and B, respectively, to the accompanying Joint Proxy Statement/Prospectus and are hereby incorporated by reference herein. Approval of the Agreement will include approval of the Plan of Merger and will constitute approval of the Amendment and the issuance of shares of the Holding Company pursuant to the exchange ratio described above and in greater detail in the enclosed Joint Proxy Statement/Prospectus.

         _____FOR     _____AGAINST      _____ABSTAIN

ITEM 2: To take action upon such other matters as may properly come before the meeting or any adjournment of adjournments thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ON ITEM 1 LISTED ABOVE, AND YOUR PROXY WILL BE VOTED FOR ITEM 1 IF NO SPECIFICATION IS MADE. IF ANY OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY BE VOTED WITH RESPECT THERETO IN THE INTEREST OF THE COMPANY ACCORDING TO THE BEST JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY.

         This proxy is revocable by you at any time prior to the voting of the shares represented, by notifying the Secretary of the Company in writing before such vote or by filing another proxy with the Secretary bearing a later date. Shareholders who are present at the meeting may withdraw their proxy and vote in person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Both joint holders should sign.


Dated ___________________, 1998     ___________________________________(SEAL)

Number of Shares ___________        ___________________________________(SEAL)

                                    ___________________________________(SEAL)

Return to:
Second National Financial Corporation
P. O. 71
Culpeper, Virginia  22701